           EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Third Quarter 2017 Results

Denver, Colorado, October 25,  2017  -  Vista Gold Corp. (the “Company,” “we” or “our”) (TSX & NYSE American: VGZ) today announced its unaudited financial results for the third quarter ended September 30, 2017. Management’s quarterly conference call to discuss these results is scheduled for 2:30 p.m. MDT on November 2, 2017.  The Company’s unaudited financial statements, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s  Quarterly Report on Form 10-Q, filed on October 24, 2017 with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Summary of Third Quarter 2017 Financial Results

We reported a  net loss of $2.7 million or $0.03 per share for the three months ended September 30, 2017.  This includes $2.6 million of net operating expenses and an unrealized $0.1 million mark-to-market loss on our investment in Midas Gold Corp. (“Midas”).  During the three months ended September 30, 2016, we reported a  net loss of $2.1 million or $0.02 per share inclusive of $1.9 million of net operating expenses and an unrealized $0.2 million mark-to-market loss on our investment in Midas.

Our working capital at September 30, 2017 totaled approximately $21.1 million, including cash and short-term investments (comprised of government securities) of approximately $17.9 million. After giving effect to the cash received for the first option payment pursuant to the Guadalupe de los Reyes Option Agreement (as more fully discussed in our press release of October 24, 2017), working capital and cash would increase to $22.6 and $19.4 respectively. The Company has no debt.

To review the Company’s  Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov or www.vistagold.com.

Management Conference Call

A conference call with management to review our financial results for the three months ended September 30, 2017 and to discuss corporate and project activities is scheduled for Thursday, November 2, 2017  at 2:30 p.m.  MDT.

Toll-free in North America: 833-297-9917

International:  647-689-4524

This call will also be web-cast and can be accessed at the following web location:

http://event.on24.com/r.htm?e=1537379&s=1&k=23F6DF4C92AEA6FEA23F7B0D3A0AF23D

This call will be archived and available at www.vistagold.com after November 2, 2017.  Audio replay will be available for 21 days by calling toll-free in North America 855-859-2056, Conference ID 3089568.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager – Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

All dollar amounts in the press release are U.S. dollars.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia.  Mt Todd is one of the largest undeveloped gold projects in Australia. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.